Exhibit 99.1

News for Immediate Release

Contact: Alan Breitman
Managing Director, Chief Financial Officer
The First Marblehead Corporation
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead Announces the IRS is Withdrawing its Proposed Adjustments

BOSTON, MA, December 18, 2014 — The First Marblehead Corporation (NYSE: FMD) today announced that the Internal Revenue Service (“IRS”) has informed the Company that it is no longer challenging the federal tax refunds the Company previously received in the amounts of $176.6 million and $45.1 million.  As the Company has previously disclosed, the IRS had issued Notices of Proposed Adjustment (“NOPAs”) in September 2013 that proposed to disallow the loss that resulted in the tax refunds, as well as require the Company to include income from the trust certificate of NC Residuals Owners Trust from the March 31, 2009 sale date through June 30, 2011 in its taxable income for such years. The Company expects to receive formal written confirmation of the IRS’s decision not to make these adjustments during the third quarter of fiscal 2015.  As for all refunds in excess of $2 million, the IRS’s decision is subject to the review of the Congressional Joint Committee on Taxation pursuant to 26 U.S.C. § 6405.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers money market and time deposit products. For more information, please see www.unionfsb.com. Following the dissolution of Union Federal, First Marblehead will cease to offer banking services through Union Federal. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services for lenders. For more information, please see www2.cology.com.

Statements in this press release regarding the IRS’s decision to not make the adjustments proposed in the NOPAs and the review of such decision by the Joint Committee on Taxation, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon First Marblehead’s expectations as of December 18, 2014. The inclusion of this forward-looking information should not be regarded as a representation by First Marblehead or any other person that the future expectations expressed or implied by First Marblehead will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause First Marblehead’s actual financial or operating results, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: the timing and receipt by First Marblehead of formal written confirmation from the IRS of its decision not to make the adjustments proposed in the NOPAs, the outcome of the review by the Joint Committee on Taxation, and any reconsideration by the IRS as a result of the review by the Joint

Committee on Taxation.  First Marblehead specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, and you should not rely on those statements as representing First Marblehead’s views as of any date subsequent to the date of this press release.